Exhibit 10.1

Exemption from stamp duties according to Sec. 14(2) of the Act on the Establishment of the Austrian Research Promotion Agency (Forschungsförderungsgesellschaftsgesetz).

SETTLEMENT AGREEMENT

concluded between

ARSANIS Biosciences GmbH

Arsanis, Inc.

Artemis AC Corp.

X4 Pharmaceuticals, Inc.

and

Österreichische Forschungsförderungsgesellschaft mbH

1.	PARTIES TO THE AGREEMENT

This Settlement Agreement (“Agreement”) is concluded between the following Parties (“Parties”):

(a)

ARSANIS Biosciences GmbH, a company incorporated under the laws of Austria, having its statutory seat in Vienna and its registered office at Helmut-Qualtinger-Gasse 2, 1030 Vienna, registered with the Austrian commercial register under number FN 354305 m (“Arsanis AT”);

(b)

Arsanis, Inc. a company formed under the laws of the State of Delaware, having a principal place of business and its registered office at 950 Winter Street, Suite 4500, Waltham, MA02451, United States (“Arsanis Inc.”);

(c)

Artemis AC Corp a company formed under the laws of the State of Delaware, having a principal place of business and its registered office at 950 Winter Street, Suite 4500, Waltham MA 02451, United States (“Artemis”);

(d)

X4 Pharmaceuticals, Inc. a company formed under the laws of the State of Delaware, having a principal place of business and its registered office at 955 Massachusetts Ave, Cambridge, MA 02139, United States (“X4”); and

(e)

Österreichische Forschungsförderungsgesellschaft mbH a company incorporated under the laws of Austria, having its statutory seat in Vienna and its registered office at Sensengasse 1, 1090 Vienna, registered with the Austrian commercial register under number FN 252263 a (“FFG”);

2.	INTRODUCTION

2.1	Arsanis Inc. is a clinical-stage biopharmaceutical company focused on applying monoclonal antibody immunotherapies to address serious infectious diseases.

2.2	Arsanis AT is a wholly owned subsidiary of Arsanis Inc. focusing on discovery research.

2.3

Artemis, a wholly owned subsidiary of Arsanis Inc., and Arsanis Inc. have entered into a merger agreement with X4, pursuant to which Artemis will merge with and into X4, as a result of which X4 will become a wholly owned subsidiary of Arsanis Inc. (the “Merger”). The Merger is expected to close on or about 12 March 2019, subject to the approval of the stockholders of the companies involved, such shareholder approval is expected to be obtained on or before 11 March 2019.

2.4	FFG is the national funding agency for industrial research and development in Austria, its shares are held by the Republic of Austria.

2.5	Arsanis AT has entered into the following subsidy agreements (the “Subsidy Agreements”) with FFG and has received loans and grants from FFG under these agreements:

Contract No.	Contract Date	Funding Period	Subsidies provided under the Contract
832915	1 July 2011	13 May 2011 – 30 April 2012	loan and grant
837128	2 July 2012	1 May 2012 – 30 April 2013	loan and grant
841918	1 July 2013	1 May 2013 – 31 January 2014	loan and grant
845382	24 March 2014	1 February 2014 – 31 January 2015	loan and grant
838450	28 November 2012	1 August 2012 – 31 July 2015	grant
850226	6 July 2015	2 February 2015 – 31 January 2017	loan
858392	13 February 2017	1 November 2016 – 31 October 2018	loan
840293	25 March 2013	1 February 2013 – 31 March 2014	loan and grant
846178	20 May 2014	1 April 2014 – 30 April 2015	loan and grant
851485	8 July 2015	1 May 2015 – 30 April 2016	loan and grant
856836	27 June 2016	1 May 2016 – 30 June 2017	loan and grant

2.6

With letters dated 4 February 2019 to Arsanis AT and Arsanis Inc. FFG alleged that Arsanis AT is in breach of certain conditions of the Subsidy Agreements and claimed, among other things, immediate repayment of the loans and repayment of the grants provided under the Subsidy Agreements as well as the payment of interest applied to each of the loans and grants from the date such amounts were paid by FFG to Arsanis AT.

2.7	Arsanis AT and Arsanis Inc. hold the position that Arsanis AT is not in breach of any conditions of the Subsidy Agreements and consequently do not see any legal basis for FFG’s claims.

3.	SETTLEMENT

Subject to the terms and conditions of this Agreement, Arsanis AT and FFG wish to enter into a full and final settlement with regard to the subject matter described under Section 2.5 to 2.7 of this Agreement.

The Parties agree as follows:

3.1	Repayment of Loans

Arsanis AT shall repay the loans granted under the Subsidy Agreements until 30 June 2021 in accordance with the following amended (accelerated) payment schedule:

Contract No.	Principal Loan Amount in EURO	Original Due Date	New Due Date	New Repayment Schedule
				31 March 2019	30 June 2020	30 June 2021
832915	515.357	30 June 2020	30 June 2020		515.357
837128	580.000	30 June 2020	30 June 2020		580.000
841918	1.244.928	30 June 2020	30 June 2020		1.244.928
845382	1.634.932	30 June 2020	30 June 2020		1.634.932
850226	1.500.000	31 March 2022	31 March 2019	1.500.000
858392	750.000	31 March 2023	31 March 2019	750.000
840293	530.693	30 June 2022	30 June 2021			530.693
846178	627.712	30 June 2022	30 June 2021			627.712
851485	775.262	30 June 2022	30 June 2021			775.262
856836	346.320	31 March 2020	31 March 2019	346.320
				2.596.320	3.975.217	1.933.667
				Total Amount to be repaid EUR 8.505.204

In case of a default of Arsanis AT with payments under the accelerated payment schedule FFG shall provide Arsanis AT with a reminder giving Arsanis AT a minimum 14 (fourteen) day grace period to effect the outstanding payment. A copy of such letter shall be sent to Arsanis Inc.

3.2	Interest

The regular interest to be paid in connection with the loans shall be paid by Arsanis AT in accordance with the provisions of and at the interest rates agreed in the Subsidy Agreements. Such interest shall accrue for each loan until its respective date of actual repayment. The interest shall be paid by Arsanis AT upon receipt of an invoice from FFG on a half-yearly basis and any remaining amount of interest at the date of actual repayment of the respective loan. Such invoice shall provide for a minimum payment term of two (2) weeks. FFG has the right to collect interest by auto-debiting a bank account of Arsanis AT for all interest amounts, consistent with its current practice. FFG will inform Arsanis AT at the time of sending the respective invoice in case it does not intend to exercise the latter right.

In case of a default of Arsanis AT with interest payments FFG shall provide Arsanis AT with a reminder giving Arsanis AT a minimum 14 (fourteen) day grace period to effect the outstanding interest payments. A copy of such letter shall be sent to Arsanis Inc.

3.3	Cash Balance

Beginning from a date that is no more than fourteen (14) days from the closing of a financing of Arsanis Inc. following the closing of the Merger between X4 and Artemis, but in any event from 30 April 2019, Arsanis AT shall maintain a cash balance equal to at least 70 (seventy) per cent of the then current total principal amount of FFG loans outstanding at any point of time until all principal amounts of loans are fully repaid. The cash balance shall be maintained by Arsanis AT in a bank account held with an Austrian bank.

3.4	Austrian Site

Arsanis AT shall maintain an Austrian site with a minimum number of full-time equivalents of eight (8) employees until at least 31 December 2021. In case of employees leaving Arsanis AT, either because of an employee’s resignation or because of dismissal, Arsanis AT is granted a reasonable time period for replacement of such employees. FFG acknowledges that such reasonable time period may vary from time to time depending on the position and qualification of the respective employee(s), but that such time period shall not exceed three (3) months save in case of a specialist skilled employee’s resignation or dismissal for cause in which case Arsanis AT shall, promptly following an unsuccessful lapse of such three (3) months period, submit a report to FFG setting out which efforts Arsanis AT has undertaken to seek a suitable replacement employee(s).

3.5	Intellectual Property

The intellectual property (including but not limited to patents, utility patents, designs, trademarks, trade names, domain names, logos, copyright, rights under license agreements, recipes, formulas and know-how) (“IP”) which generated or may be generated (if any) from or in relation to the projects funded by FFG under the Subsidy Agreements (which, for the sake of clarity, the parties agree does not include ASN500) shall remain part of the assets of Arsanis AT at least until 31 December 2021. While Arsanis AT is not under any obligation to continue to develop such IP, it agrees that in the event that it licenses or provides rights to such IP to any third party it will receive arm’s length compensation as consideration for at least the period up to 31 December 2021.

FFG is aware that Arsanis Inc. has entered in an option and license agreement with subsidiaries of Bravos Biosciences, LLC for the ASN200 and ASN300 programs and confirms that this licensing (as disclosed to FFG) does not constitute a violation of the above-mentioned obligation or any other obligation between Arsanis AT, Arsanis Inc. and FFG, including under the Subsidy Agreements.

FFG was informed by Arsanis AT by way of final report regarding the ASN400 project (submitted to FFG by Arsanis AT on 1 March 2018) that Arsanis AT has abandoned the respective project and confirms the abandonment does not constitute a violation of the above-mentioned obligation or any other obligation, including under the Subsidy Agreements.

Further, FFG was informed by Arsanis AT that Arsanis AT has discontinued its Phase 2 clinical trial of ASN100 for the prevention of S. aureus pneumonia in high-risk, mechanically ventilated patients and confirms that such action does not constitute a violation of the above-mentioned obligation or any other obligation, including under the Subsidy Agreements.

3.6	Reporting

Arsanis AT shall provide FFG with a bank account excerpt, balance sheet and statement of operations (P&L statement) of Arsanis AT (each dated as of the end of the respective calendar quarter) on a quarterly basis. The bank account excerpt shall be sent within five (5) days after the end of the respective calendar quarter, and the other above reports shall be sent to FFG within five (5) days after Arsanis Inc. files its required quarterly and annual reports on Forms 10-Q and 10-K, respectively, with the United States Securities and Exchange Commission.

In case of a failure of Arsanis AT to deliver any of the bank account excerpts or any of the reports according to the foregoing paragraph, FFG shall provide Arsanis AT with a reminder giving Arsanis AT a minimum fourteen (14) day grace period to provide such excerpts or reports. A copy of such letter shall be sent to Arsanis Inc.

3.7	Commitments of Arsanis Inc.

Arsanis Inc. shall procure the timely transfer of sufficient funds to Arsanis AT in order to enable Arsanis AT to ensure the minimum cash balance requirement in accordance with Section 3.3 of this Agreement can be met by Arsanis AT at any given time.

Arsanis Inc shall use its best efforts to enable Arsanis AT to comply with the obligations provided for under Section 3.1 to 3.6 of this Agreement and shall refrain from any instructions and measures that might endanger such compliance.

3.8	Commitments of Artemis and X4

Artemis and X4 confirm that they are aware of the obligations and commitments of Arsanis AT and Arsanis Inc. provided for under Section 3.1 to 3.7 of this Agreement. Each of them shall use commercially reasonable efforts to enable Arsanis AT and Arsanis Inc. to comply with their obligations provided for under Section 3.1 to 3.7 of this Agreement, which will not include actions that cause a breach or event of default under X4’s existing loan facilities, and shall refrain from any instructions and measures that might endanger such compliance.

3.9	Event of Default

In the event of a breach (respectively a continuing breach despite the granting and the lapse of a grace period if and where a grace period is expressly foreseen under this Agreement) by Arsanis AT and/or Arsanis Inc. of any of the obligations, commitments and undertakings stipulated in Section 3.1 to 3.5, with respect to Section 3.6 only as far as it is related to the bank account excerpts and with regard to the first paragraph of Section 3.7 of this Agreement, FFG shall be entitled to declare any of the outstanding loan repayments as stipulated under Section 3.1 or parts thereof due for immediate repayment.

Any further rights FFG might have under any of the Subsidy Agreements remain unaffected.

3.10	Waiver of claims

Except for the claims for repayment of the loans and regular interest according to the payment schedule under Section 3.1 and Section 3.2 of this Agreement, FFG waives all claims against Arsanis AT and Arsanis Inc., including those set forth in the letters described in Section 2.6, in particular any claims for repayment of grants and interest exceeding such regular interest, under the suspensive condition and provided that Arsanis AT and Arsanis Inc. comply with the obligations and commitments according to Sections 3.1 to 3.7 of this Agreement. FFG will not pursue such claims as long as an Event of Default according to Section 3.9 of this Agreement has not occurred.

Subject to the fulfillment of Arsanis AT’s obligations and commitments according to Sections 3.1 to 3.5 of this Agreement, FFG releases with effect as of 31 December 2021 (i) Arsanis AT from all obligations and claims arising from and in relation to the Subsidy Agreements, (ii) Arsanis Inc. from all obligations vis-a-vis FGG and claims of FFG arising from and in relation to Arsanis, Inc.’s commitments provided under this Agreement and provided for under any other documents in favor of Arsanis AT in effect as of the date of this Agreement and (iii) Artemis and X4 from all obligations and claims arising from and in relation to their commitments provided under this Agreement.

3.11	No further payouts under the Subsidy Agreements:

Arsanis AT shall not be entitled to any further payouts of loans and grants under the existing Subsidy Agreements.

4.	GOVERNING LAW AND JURISDICTION

4.1	This Agreement shall be governed by and construed in accordance with the laws of Austria excluding Austrian conflict of law rules.

4.2

All disputes or claims arising out of or in connection with this Agreement, including disputes relating to its validity, breach, termination or nullity, shall be finally settled under the Rules of Arbitration (Vienna Rules) of the Vienna International Arbitral Centre (VIAC) of the Austrian Federal Economic Chamber by one or three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

5.	STAMP DUTY

5.1

The Parties hold the view that this Agreement falls under the exemption from stamp duties according to Sec. 14 (2) of the Act on the Establishment of the Austrian Research Promotion Agency (Forschungsförderungs-gesellschaftsgesetz).

5.2	In case Austrian tax authorities take a different view the stamp duties arising from this Agreement shall be equally borne by FFG and Arsanis AT in equal parts.

6.	EFFECTIVENESS AND EXECUTION/MISCELLANEOUS:

6.1	This Agreement shall become effective upon signature by all Parties.

6.2

It shall be executed in five (5) originals of which each Party shall retain one. Each Party has the requisite power and authority to execute and perform its respective obligations under, this Agreement. Each of the undersigned declares in lieu of oath to have the requisite power and authority to enter into this Agreement with binding effect upon the respective Party.

6.3

The Parties agree to keep this Agreement, the content of this Agreement and any information provided for under Section 3.6 of the Agreement confidential and not to disclose it to third parties. The aforementioned obligation does not apply (i) with regard to a disclosure to its group companies to the extent reasonably necessary to perform its obligations under this Agreement, (ii) with regard to information that is already in a public domain for reasons other than the breach of this Agreement and (iii) in case and to the extent a Party (x) reasonably requires disclosure in order to preserve or enforce its rights and claims under or in relation to this Agreement or (y) is obliged to disclose the existence or the content of this Agreement under applicable laws, a binding order of a competent court, a competent (regulatory) authority or tribunal or to the Austrian government or its agencies, including but not limited to the Austrian Government Accountability Office (Rechnungshof). For clarity, Arsanis Inc. is obligated to disclose the entry into this Agreement and to file it in a public filing with the United States Securities and Exchange Commission promptly upon execution of the Agreement.

6.4	This Agreement shall be binding on each Party’s successors and assigns.

6.5	This Agreement may only be amended or terminated, and any provision hereof may only be waived, in writing signed by all of the parties hereto.

6.6

This Agreement, along with the Subsidy Agreements as altered hereby, supersedes any and all prior or contemporaneous oral and/or written agreements between Arsanis AT, Arsanis Inc., Artemis and X4, on the one hand, and FFG, on the other hand, and sets forth the entire agreement between Arsanis AT, Arsanis Inc., Artemis and X4, on the one hand, and FFG, on the other hand.

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SIGNATURE PAGE

ARSANIS Biosciences GmbH

/s/ Michael P. Gray
Name: Michael P. Gray
Position: Managing Director
Date: 8 March 2019

Arsanis, Inc.

/s/ Michael P. Gray
Name: Michael P. Gray
Position: Chief Executive and Chief Financial Officer
Date: 8 March 2019

Artemis AC Corp.

/s/ Michael P. Gray
Name: Michael P. Gray
Position: Director
Date: 8 March 2019

X4 Pharmaceuticals, Inc

/s/ Paula Ragan, Ph.D.
Name: Paula Ragan, Ph.D. Position: President and Chief Executive Officer Date: 3/8/2019

Österreichische Forschungsförderungsgesellschaft mbH

/s/ Dr. Egerth	/s/ Dr. Pseiner
Name: Dr. Egerth Dr. Pseiner
Position: Managing Directors
Date: March 8, 2019